EXHIBIT 12.1

805 SW Broadway Suite 1500 Portland, OR 97205 503.226.1191 File Number: S3947-14 apear@buchalter.com

September 15, 2025

aShareX Series LLC 10990 Wilshire Blvd., Suite 1150 Los Angeles, California 90024

Re:	aShareX Series LLC Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

We have acted as securities counsel to aShareX Series LLC (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of up to 22,700 Class A Limited Liability Company Membership Interests (the “Class A Shares”), with respect to aShareX Series 12.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that the Class A Shares being sold pursuant to the Offering Statement have been authorized by all necessary series limited liability company actions of the Company and, when issued and paid for in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable.

The opinion is limited in all respects to the laws of the State of Delaware and we express no opinion as to federal law, including the federal securities laws, state securities (or “blue sky” laws) or the laws of any other jurisdiction. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Offering Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Buchalter. a Professional Corporation

Buchalter, a Professional Corporation